FOR IMMEDIATE RELEASE

Pacific Premier Bank Commits $50 Million to Advancing Equitable Access and Outcomes for Minorities and Underserved Communities

Will provide funds for affordable housing, education, economic development, and small business COVID-19 relief efforts.

Irvine, Calif. – October 5, 2021 – Pacific Premier Bancorp, Inc. (NASDAQ: PPBI), the parent company of Pacific Premier Bank, announced their Equitable Impact Initiative, which includes a commitment to invest $50 million to support organizations dedicated to advancing equitable access and outcomes for communities of color and other marginalized populations. The organizations chosen to receive financial contributions under the Equitable Impact Initiative are SoLa Black Impact Fund, SDS Supporting Housing Fund, and Community Capital Management - Minority CARES. Pacific Premier Bank has also committed to award grants to California Reinvestment Coalition (CRC) and LISC Los Angeles.

“Pacific Premier has been a great banking partner to SoLa Impact since our inception. We’re very pleased to now count them among our investment partners,” says Martin Muoto, CEO of SoLa Impact. “Pacific Premier’s investment in the Black Impact Fund will help build access and opportunity in Black and Brown communities throughout California, particularly through affordable housing. It’s exciting to see major financial institutions expanding their Diversity and Inclusion initiatives, and Pacific Premier’s commitment is a very real representation of 'Doing Well by Doing Good.'”

“Pacific Premier is committed to efforts designed to address social and economic inequities and support sustainable economic empowerment,” said Sherri Scott, Senior Executive Vice President, Director of ESG and Corporate Responsibility. “Our efforts drive positive change by providing capital and development resources directly to communities we serve. Through the Equitable Impact Initiative, we identified five organizations that hold the same desire for a better, more equitable future for historically marginalized populations.”

Pacific Premier Bank’s Equitable Impact Initiative will support the following organizations, which are focused on supporting underserved individuals and driving wealth accumulation in communities through improved access to affordable housing, education, economic development, and small business COVID-19 relief efforts:

a.SoLa Black Impact Fund – $30 million investment to support prosperity and racial equity within Black and Brown communities through affordable housing, economic development, access to education, and data-driven social impact programs. Additionally, by modernizing hundreds of buildings and constructing energy-efficient, higher density housing around mass transit, the Black Impact Fund will dramatically reduce the carbon footprint in these communities.
b.SDS Supporting Housing Fund – $15 million investment toward alleviating homelessness in California by providing approximately 1,800 new units of supportive affordable housing in high-minority areas. A majority of the developments are on property owned by local African-American churches, which will generate revenue for the churches and, in turn, enable them to achieve greater financial sustainability and reinvest additional capital in the community.
c.Community Capital Management (CCM) – $5 million investment targeting CCM’s Minority Community Advancement Racial Empowerment Strategy (Minority CARES). Minority CARES addresses social justice and racial equality by investing in market-rate investment-grade bonds that benefit historically marginalized communities and increase economic opportunity for people of color.
d.CRC Resilience Fund – $500,000 grant over two years to provide funding and capacity building for emerging diverse-led nonprofit Community Development Financial Institutions (CDFI), Community Development Corporations (CDC), and other community-based organizations to assist minority-owned small businesses and people, and communities of color that have been disproportionately impacted by the coronavirus pandemic.
e.LISC Los Angeles – $150,000 grant toward the Black Business Excellence Technical Assistance (BBET) Initiative, a newly created technical assistance program to advance economic inclusion and small business preservation for diverse small businesses in the personal care industry. The industry-specific program will focus on micro-businesses that are ready to take their businesses to the next level. The program will have an emphasis on identifying and recruiting Black-owned businesses.

About Pacific Premier Bank

Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with over $20 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has over $17 billion of assets under custody and approximately 44,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner

Chairman, President, and Chief Executive Officer
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
949-864-8000